Exhibit 10.30

TWELFTH AMENDMENT

TO THE FIRST RESTATEMENT OF THE

MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This Twelfth Amendment to the First Restatement of the Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”) is adopted effective as of January 1, 2008 by Merit Medical Systems, Inc. (the “Employer”) as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, it is necessary and desirable to amend the Plan’s definition of “Section 415 Total Earnings” to include distributions from unfunded non-qualified deferred compensation plans in the year distributed: and

WHEREAS, it is necessary and desirable to expand the ability of participants to obtain in-service distributions at or after attaining age 59½; and

WHEREAS, the Employer has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Paragraph A of Article I Section 46 of the Plan document, relating to items excluded from the definition of “Section 415 Total Earnings,” is amended to read as follows:

“A.          Employer contributions to a plan of deferred compensation to the extent contributions are not included in gross income of the Employee for the taxable year in which contributed, or on behalf of an Employee to a simplified employee pension plan to the extent the contributions are deductible under Section 219(b)(7) of the Code, and any distributions from a plan of deferred compensation whether or not includable in the gross income of the Employee when distributed; provided, however, that distributions received by an Employee from an unfunded non-qualified plan are considered Section 415 Total Earnings in the year the amounts so received are included in the gross income of the Employee;”

2.                                       Article VI H of the Plan document, dealing with in-service distributions after age 59-1/2, is amended to read as follows:

“H.          In-Service Distributions After Age 59-1/2.  Any Participant who has attained age 59-1/2 and is still employed by an Employer may elect to receive one or more in-service distributions of a designated portion of his Vested Benefit prior to his Separation from Service (an “In-Service Distribution”).   All In-Service Distributions after attaining age 59-1/2 shall be paid in a lump sum for that period of distribution.  A Participant who has attained age 59-1/2 may only receive one In-Service Distribution per Plan Year after attaining that age and prior to his or her Separation from Service.  No such In-Service Distribution shall exceed fifty percent of the Participant’s Vested Benefit as of the Valuation Date immediately preceding the date of the distribution.  A Participant who elects to receive an In-Service Distribution shall provide notice requesting the distribution to the Plan on such forms as the Plan Administrator requires.  Distribution shall be made as soon as practicable after receipt of the distribution request.”

3.                                       Except as provided above, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Employer has caused this Twelfth Amendment to be executed this 12th day of December, 2008.

MERIT MEDICAL SYSTEMS, INC.

By:	/s/ Rashelle Perry
Name:	Rashelle Perry
Its:	Chief Legal Officer